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                                                                    EXHIBIT 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Umpqua Holdings Corporation
Roseburg, Oregon:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Umpqua Holdings Corporation of our report dated January 21, 2000, relating to the historical consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows of Umpqua Holdings Corporation and subsidiaries for the year ended December 31, 1999, prior to their restatements for the 2001 and 2000 poolings of interests described in note 2 to the 2001 consolidated financial statements of Umpqua Holdings Corporation, which report is included as a schedule in the December 31, 2001 annual report on Form 10-K of Umpqua Holdings Corporation.

In addition, we consent to incorporation by reference in the Registration Statement on Form S-4 of Umpqua Holdings Corporation of our report dated February 5, 2001, relating to the historical consolidated balance sheet of Independent Financial Network, Inc. and Subsidiaries as of December 31, 2000 and the related historical statements of income, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, prior to their restatement for the 2001 pooling of interests described in Note 2 to the 2001 consolidated financial statements of Umpqua Holdings Corporation, which report is included as a schedule in the December 31, 2001 annual report on Form 10-K of Umpqua Holdings Corporation.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP
Portland, Oregon
September 5, 2002